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                                                                     EXHIBIT 2.3

                            FORM OF ESCROW AGREEMENT

                  ESCROW AGREEMENT (the "Escrow Agreement") dated as of ________ __, 1996, by and among Transamerica Corporation, a Delaware corporation ("Transamerica"), Citation Sub Corp., a Delaware corporation and a wholly owned subsidiary of Transamerica ("Subcorp"), Trans Ocean Ltd., a Delaware
corporation ("TOL"), Greer M. Arthur ("Arthur"), Marvin D. Dennis, in his individual capacity and as trustee of The Dennis Family Living Trust, and Nancy
A. Dennis, as trustee of The Dennis Family Trust (Mr. Dennis and Mrs. Dennis
collectively, "Dennis"), and [            ] (the "Escrow Agent").

                  WHEREAS, Transamerica, Subcorp, TOL, Arthur and Dennis have entered into an Agreement and Plan of Merger, dated as of July 24, 1996 (the "Merger Agreement"), pursuant to which TOL has agreed, on the terms and subject to the conditions stated therein, to become a wholly owned subsidiary of Transamerica by Subcorp's merging with and into TOL or, under certain circumstances, by TOL's merging with and into Subcorp (in either case, the "Merger");

                  WHEREAS, pursuant to 2.3(a) of the Merger Agreement, Transamerica has agreed to deposit into escrow with the Escrow Agent (i) certificates representing shares of common stock of Transamerica, $1.00 par value per share (the "Transamerica Common Shares"), with an aggregate value of $11,000,000 and any portion (the "Unused Merger Fees") of the $2,000,000 allocated to Merger Fees under Section 4.19 of the Merger Agreement which has not been paid out or spent in accordance with the first and second sentences of
Section 5.3(h) of the Merger Agreement within six months of the Effective Time (together with all dividends and distributions with respect thereto, any interest paid on any cash portion thereof and any proceeds thereof, the "Escrow Fund A"), (ii) certificates representing Transamerica Common Shares with an aggregate value of $2,500,000 (together with all dividends and distributions with respect thereto, any interest paid on any cash portion thereof and any proceeds thereof, the "Escrow Fund B"), (iii) certificates representing Transamerica Common Shares with an aggregate value of $1,000,000 (together with all dividends and distributions with respect thereto, any interest paid on any cash portion thereof and any proceeds thereof, the "Escrow Fund C") and (iv) certificates representing Transamerica Common Shares with an aggregate value of $9,000,000 (together with all dividends and distributions with respect thereto and any interest paid on the cash portion thereof, the "Adjustment Escrow Fund" and together with Escrow Fund A, Escrow Fund B and Escrow Fund C, the "Escrow Funds"), with each of the foregoing dollar amounts to be calculated using the Deemed Average Share Price.
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                  WHEREAS, pursuant to Section 5.2(e) of the Merger Agreement,
Transamerica has agreed to deliver to the Escrow Agent the Shortfall Amount, if any, but not more than $3,000,000, for distribution to the TOL Stockholders whose shares were converted into Transamerica Common Shares pursuant to the first sentence of Section 2.1(b) of the Merger Agreement, and the Escrow Agent has agreed to so distribute such Shortfall Amount;

                  WHEREAS, the parties hereto desire to set forth the terms and conditions under which the Escrow Funds shall be held by the Escrow Agent and paid to either Transamerica, on the one hand, or the TOL Stockholders whose shares were converted into Transamerica Common Stock pursuant to Section 2.1(b) of the Merger Agreement, on the other hand, as the case may be; and

                  WHEREAS, the parties hereto desire that the Escrow Agent be appointed as escrow agent to act in accordance with the terms hereof;

                  NOW THEREFORE, in further consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:

                  1. Capitalized Terms. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Merger Agreement.

                  2. Appointment of the Escrow Agent. Transamerica, Subcorp, TOL, Arthur and Dennis hereby appoint the Escrow Agent to act as escrow agent in accordance with the terms hereof, and the Escrow Agent hereby accepts such appointment.

                  3. Deposit of the Escrow Amount. Promptly following the Effective Time, and, with respect to the Unused Merger Fees, promptly following the date that is six months following the Effective Time, Transamerica shall deliver the Escrow Funds to the Escrow Agent. Each of the Escrow Fund A, Escrow Fund B, Escrow Fund C and the Adjustment Escrow Fund shall be held by the Escrow Agent in a separate escrow account (collectively, the "Escrow Accounts"). Any Transamerica Common Shares paid into the Escrow Funds shall be held as Transamerica Common Shares in the Escrow Funds and shall not be sold, transferred, assigned, pledged, encumbered or otherwise disposed of by the Escrow Agent, except in accordance with the terms of this Escrow Agreement and except as authorized by Section 2.3(e)(ii) of the Merger Agreement and Section 9 hereof. Any cash contributed to an Escrow Fund shall at all times be invested in such overnight or short-term "investment grade" investments (with maturities of no longer than 30 days) as Transamerica



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shall from time to time direct and shall not be sold, transferred, assigned, pledged, encumbered or otherwise disposed of by the Escrow Agent, except in accordance with the terms of this Escrow Agreement. The cash portion, if any, of an Escrow Fund shall initially be invested in the U.S. Government money market fund of a nationally known fund sponsor selected by Arthur and Dennis with the approval of Transamerica, such approval not to be unreasonably withheld. The Escrow Agent shall have no responsibility to review proposed investments or otherwise confirm whether any proposed investments meet the investment criteria prescribed in the preceding sentence and may rely conclusively upon an investment instruction as authorized in accordance with such criteria.

                  4. Payment of Escrow Funds. (a) The Escrow Agent agrees to deliver assets held in the Escrow Funds only in accordance with the terms and conditions set forth herein.

                  (b) Payments shall be made out of the Escrow Funds from the applicable Escrow Account in accordance with the provisions of this Escrow Agreement and the Merger Agreement. Payments of Transamerica Common Shares, if any, to TOL Stockholders out of any Escrow Fund shall be made to each TOL Stockholder whose shares of TOL Common Stock were converted into Transamerica Common Shares pursuant to the first sentence of Section 2.1(b) of the Merger Agreement in amounts which constitute the same proportion of the Transamerica Common Shares to be released from the applicable Escrow Fund that the Transamerica Common Shares which each such TOL Stockholder was entitled to receive pursuant to the first sentence of Section 2.1(b) of the Merger Agreement bear to the Transamerica Common Shares which all TOL Stockholders whose shares of TOL Common Stock were converted into Transamerica Common Shares pursuant to the first sentence of Section 2.1(b) of the Merger Agreement were entitled to so receive.

                  (c) Promptly following the conclusion of the 20-day period following delivery by Transamerica to Arthur and Dennis of the Closing Report and the completion of the report contemplated by the penultimate sentence of
Section 2.5(e) of the Merger Agreement, Transamerica Common Shares shall be distributed to Transamerica and/or TOL Stockholders whose shares were converted into Transamerica Common Shares pursuant to the first sentence of Section 2.1(b) of the Merger Agreement, as appropriate, from the Adjustment Escrow Fund to the extent the adjustments to be made pursuant to Sections 2.6(c), 2.6(d), 2.7(c) and 2.7(d) of the Merger Agreement shall have been mutually resolved during such period, so long as thereafter there shall remain in the Adjustment Escrow Fund Transamerica Common Shares having a value, calculated by



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reference to the Deemed Average Share Price, sufficient to resolve any adjustments which are proposed to be made by either Transamerica or by Arthur and Dennis pursuant to Sections 2.6(c), 2.6(d), 2.7(c) and 2.7(d) of the Merger Agreement and which have not yet been mutually resolved, and any further adjustments to be made pursuant to Section 2.6(g) of the Merger Agreement.

                  (d) Transamerica shall not be entitled to receive any of the assets held in Escrow Funds A, B or C unless it has delivered a Claims Notice to the Escrow Agent, to Arthur and Dennis, on behalf of the TOL Stockholders, and to the TOL Agents stating that Transamerica has a Claim or Claims for all or part of the relevant Escrow Fund and, to the extent reasonably ascertainable, the estimated amount thereof. With respect to any Claim against any of Escrow Funds A, B or C delivered pursuant to Section 2.3 of the Merger Agreement, Arthur, Dennis or any TOL Agent shall have fifteen business days from receipt of a Claims Notice to serve on the Escrow Agent, with a copy to Transamerica, a Preliminary Objecting Notice that the TOL Stockholders object to all or part of such Claims against the applicable Escrow Fund. Arthur and Dennis shall have twenty business days following delivery of the Preliminary Objecting Notice to deliver an Objecting Notice to Transamerica. As promptly as practicable following final resolution by agreement or mediation among Arthur, Dennis and Transamerica or final determination by the federal district court in the Northern District of California or the Superior Court of the State of California in and for the City and County of San Francisco of any disputed Claim, as provided in Section 2.3(d) of the Merger Agreement, the Escrow Agent shall deliver to Transamerica the portion of the relevant Escrow Fund which has been determined is due to Transamerica. To the extent that neither Arthur nor Dennis nor any TOL Agent shall deliver a Preliminary Objecting Notice within fifteen business days following receipt of the Claims Notice (or, if the Claims Notice does not specify the estimated amount thereof, as soon thereafter as the amount of the Claim is ascertainable), or, if the Preliminary Objecting Notice is delivered within the appropriate period provided for in Section 2.3(d) of the Merger Agreement, to the extent that neither Arthur nor Dennis shall deliver an Objecting Notice within twenty business days following receipt by Transamerica of the Preliminary Objecting Notice, the Escrow Agent shall deliver to Transamerica the portion of the applicable Escrow Fund which it claimed in the Claims Notice in respect of which no Preliminary Objecting Notice or Objecting Notice, as the case may be, has been received together with all interest actually earned and distributions made on it (after deduction or provision for any applicable taxes).


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                  (e) The assets held in the Adjustment Escrow Fund shall be delivered to Transamerica and/or distributed by the Escrow Agent to the TOL Stockholders whose shares of TOL Common Stock were converted into Transamerica Common Shares pursuant to the first sentence of Section 2.1(b) of the Merger Agreement in accordance with Sections 2.5(e), 2.6(d) and 2.7(d) of the Merger Agreement.

                  (f) For purposes of all Claims against any of the Escrow Funds by Transamerica, the value of each Transamerica Common Share with respect to which a Claim has been made by Transamerica or which Transamerica or the TOL Stockholders whose shares were converted into Transamerica Common Shares pursuant to the first sentence of Section 2.1(b) of the Merger Agreement were otherwise entitled to receive, shall be deemed to be the Deemed Average Share Price, regardless of whether the actual trading price for the Transamerica Common Shares is greater than or lower than the Deemed Average Share Price, which shall be adjusted to account for any split, combination or recapitalization of Transamerica Common Shares.

                  (g) Unless Transamerica shall have theretofore delivered to the Escrow Agent a Claims Notice stating that Transamerica has a Claim or Claims against the applicable Escrow Fund pursuant to Section 2.3 of the Merger Agreement, the amounts then remaining in such Escrow Fund together with interest earned and distributions actually made on such amounts (after deduction for any applicable taxes) shall, in the case of Escrow Funds A, B and C, be delivered to the TOL Stockholders whose shares of TOL Common Stock were converted into Transamerica Common Shares pursuant to the first sentence of Section 2.1(b) of the Merger Agreement as promptly as practicable after the second anniversary of the Closing Date; provided, however, that to the extent that on such second anniversary there continues to exist an unresolved dispute regarding a Claim by Transamerica under Section 2.3(b) of the Merger Agreement, the portion of the applicable Escrow Fund that represents the amount of Transamerica's Claim shall be retained in such Escrow Fund until any dispute with respect to such claim is finally resolved; provided, further, that Arthur and Dennis, in their sole discretion, may extend the period of the Escrow Funds A, B and/or C and/or cause Transamerica Common Shares to be retained in such Escrow Funds for purposes of satisfying any of the indemnification obligations under Section 8.10(b) or 8.11 of the Merger Agreement, in each case in the circumstances specified in Section
8.12 of the Merger Agreement; provided, finally, that any amounts remaining in Escrow Fund B, together with interest earned and distributions actually made on such amounts (after deduction for any applicable taxes), shall be distributed to the TOL Stockholders



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whose shares of TOL Common Stock were converted into Transamerica Common Shares pursuant to Section 2.1(b) of the Merger Agreement prior to the second anniversary of the Closing Date, if the sum of the amounts from clauses (i)-(v) of the first sentence of Section 8.11(b) of the Merger Agreement exceed the sum of the amounts derived from clauses (x) and (y) thereof and Transamerica's costs and expenses incurred in pursuing and/or effectuating the CAVN Recovery. In the case of the Adjustment Escrow Fund, the amounts then remaining in such Fund, together with interest earned and distributions actually made on such amounts (after deductions for any applicable taxes) shall be delivered to Transamerica and/or distributed by the Escrow Agent to the TOL Stockholders whose shares of TOL Common Stock were converted into Transamerica Common Shares pursuant to the first sentence of Section 2.1(b) of the Merger Agreement in accordance with Sections 2.5(e), 2.6(d) and 2.7(d) of the Merger Agreement.

                  5. Termination of Escrow. Once the Escrow Funds have been paid pursuant to Section 4 of this Escrow Agreement, this escrow and the Escrow Agent's duties hereunder shall terminate.

                  6. Shortfall Amount. As soon as practicable following receipt by the Escrow Agent of the Shortfall Amount, if any, the Escrow Agent shall distribute the Shortfall Amount to TOL Stockholders whose shares were converted into Transamerica Common Shares pursuant to the first sentence of Section 2.1(b) of the Merger Agreement in amounts which constitute the same proportion which the number of Transamerica Common Shares which each such TOL Stockholder was entitled to receive pursuant to the first sentence of the Section 2.1(b) of the Merger Agreement bear to the number of Transamerica Common Shares which all TOL Stockholders whose shares of TOL Common Stock were converted into Transamerica Common Shares pursuant to the first sentence of Section 2.1(b) of the Merger Agreement were entitled to so receive.

                  7. Voting of Transamerica Common Shares. The Escrow Agent shall cause to be voted all of the Transamerica Common Shares in the Escrow Funds as to which it receives written instructions from TOL Stockholders whose shares of TOL Common Stock were converted into Transamerica Common Shares pursuant to the first sentence of Section 2.1(b) of the Merger Agreement, in accordance with such instructions. The Escrow Agent shall rely upon the number of Transamerica Common Shares set forth next to the name of each TOL Stockholder on Schedule I hereto in determining how many Transamerica Common Shares a TOL Stockholder has authority to cause the Escrow Agent to cause to be voted.




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                  8. Dividends and Distributions. (a) All dividends payable and distributions made in respect of Transamerica Common Shares constituting the Escrow Funds, any portion of the Unused Merger Fees and all interest on any cash portion of the Escrow Funds shall be paid, in the case of the Unused Merger Fees, into Escrow Fund A, and in the case of any such dividends, distributions or interest, into the applicable Escrow Fund and, if not used to satisfy expenses and Claims of Transamerica thereunder or otherwise distributed thereunder pursuant to the procedures relating to the Adjustment Escrow Fund, shall be distributed to Transamerica or proportionately to the TOL Stockholders whose shares of TOL Common Stock were converted into Transamerica Common Shares pursuant to the first sentence of Section 2.1(b) of the Merger Agreement, as the case may be, as and when any portion of the applicable Escrow Fund to which such dividends, distributions or interest relate is transferred to any such party.

                     (b) The Escrow Agent shall send a report to each TOL Stockholder whose shares of TOL Stock are converted into Transamerica Common Shares pursuant to the first sentence of Section 2.1(b) of the Merger Agreement within 45 days of the end of each calendar year during the period prior to the expiration of the Escrow Funds and promptly following their expiration estimating the taxable income of the applicable Escrow Funds during such period and transmitting a pro rata distribution equal to 45% of the taxable income allocable to each such TOL Stockholder.

                  9. Sale of Shares in Escrow. At any time after the first anniversary of the Closing Date, Arthur and Dennis are entitled to cause the Escrow Agent to sell up to 50% of the Transamerica Common Shares then remaining in any or all of Escrow Funds A, B and/or C and to cause the Escrow Agent to invest and reinvest the proceeds as they from time to time deem advisable, subject to obtaining the consent of Transamerica, which consent shall not be unreasonably withheld. Arthur and Dennis shall be entitled to cause the Escrow Agent to invest and reinvest the proceeds without the consent of Transamerica in
(i) direct obligations of, or obligations guaranteed by, the United States government or any agency or instrumentality thereof, or (ii) savings certificates or certificates of deposit issued by an incorporated bank organized and doing business under the laws of the United States or any state having combined capital and surplus of not less than $100,000,000. For purposes of all Claims against any of the Escrow Funds, any proceeds of the sale of Transamerica Common Shares and the investment and reinvestment thereof shall be valued at the Deemed Average Share Price of the Transamerica Common Shares which are




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so sold, and Arthur and Dennis shall cause records to be maintained, on a
Share-by-Share basis for the Transamerica Common Shares which are so sold, and which track the investment and reinvestment of the proceeds thereof, which are sufficient to effect the valuation mechanism set forth in this Section 9. After any Transamerica Common Shares are sold in accordance with the provisions of this Section 9, any Claim for indemnification by Transamerica or other request for assets that are held in any of the Escrow Funds shall first be satisfied with the Transamerica Common Shares remaining in the applicable Escrow Fund and thereafter with the proceeds of the sale of Transamerica Common Shares (including the investment and reinvestment of the proceeds thereof).

                  10. Merger and Other Exchange Transactions. In the event of any consolidation or merger of Transamerica with or into any other corporation or in the event of any other transaction upon which the holders of Transamerica Common Shares are entitled to receive cash, shares of stock, securities or other property in exchange for their Transamerica Common Shares, the Escrow Agent, if and to the extent directed to do so by Transamerica, shall present such Transamerica Common Shares for such exchange, conversion or otherwise. Any such cash, shares of stock, securities or other property received from such exchange, conversion or otherwise shall be deposited in the Escrow Funds and shall be disbursed in accordance with the terms of this Escrow Agreement to Transamerica and/or the TOL Stockholders whose shares of TOL Common Stock were converted into Transamerica Common Shares pursuant to the first sentence of Section 2.1(b) of the Merger Agreement.

                  11. Merger, etc. of Transamerica. (a) Nothing contained in this Escrow Agreement shall prevent any merger, liquidation or consolidation of Transamerica with or into another corporation or corporations, or successive consolidations or mergers in which Transamerica or its successor or successors shall be a party or parties, or any sale or other conveyance of all or substantially all of the property of Transamerica to another corporation; provided, however, that upon any such merger, liquidation, consolidation, sale or conveyance, other than a consolidation or merger in which Transamerica is the continuing corporation, the rights and obligations of Transamerica under this Escrow Agreement shall be expressly assumed, by a supplemental agreement satisfactory in form to the Escrow Agent, executed and delivered to the Escrow Agent by the corporation (if other than Transamerica) formed by such consolidation, or into which Transamerica shall have merged, or to which the assets of Transamerica shall have been distributed in liquidation, or which shall have acquired such property.


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                  (b) In the case of any consolidation, merger, sale or
conveyance of or by Transamerica referred to in subsection 11(a) hereof, and upon the execution and delivery to the Escrow Agent of the supplemental agreement referred to therein by the successor or acquiring corporation, such successor or acquiring corporation shall succeed to the rights and obligations of and be substituted for Transamerica under this Escrow Agreement, with the same effect as if such corporation had been named herein as Transamerica, and in the event of any such sale or conveyance, Transamerica (which term shall for this purpose mean the corporation named as "Transamerica" in the first paragraph of this Escrow Agreement or any successor corporation which shall theretofore have become such in the manner described in this section 11) shall be discharged from all obligations and covenants under this Escrow Agreement and may (but need not) be dissolved and liquidated.

                  12. Escrow Fees and Expenses. Transamerica, on the one hand, and Dennis and Arthur, on the other hand, shall be jointly and severally liable to pay to the Escrow Agent the fees and expenses described on the attached schedule. The Escrow Agent shall have no duties or liabilities under this Escrow Agreement unless and until full payment of the [Start-Up Fee]. The Escrow Agent shall be reimbursed by Transamerica, Dennis and Arthur, in accordance with the following sentence for all expenses, disbursements and advances reasonably incurred or made by the Escrow Agent in the preparation, administration and enforcement of this Escrow Agreement, including but not limited to reasonable legal fees of outside counsel and related expenses. Transamerica, on the one hand, and Dennis and Arthur, on the other hand, shall equally share the reimbursement described in the immediately preceding sentence. If amounts are remaining in Escrow Funds A, B and/or C and, in accordance with the Merger Agreement, are available at the expiration of such Escrow Fund to be delivered to the TOL Stockholders whose shares of TOL Common Stock are converted into Transamerica Common Shares pursuant to Section 2.1(b) of the Merger Agreement, Dennis and Arthur shall be reimbursed from the amounts then remaining in such Escrow Funds and which are so available (but only to the extent thereof) for the share of the fees and expenses of the Escrow Agent which each shall have paid and for the accounting and legal fees and expenses which each shall have paid on behalf of the TOL Stockholders in connection with claims for indemnification pursuant to Section 8.10(a) of the Merger Agreement and any dispute relating to the Closing Report contemplated by Section 2.5(d) of the Merger Agreement.

                  13. Resignation of Escrow Agent. The Escrow Agent may resign as such at any time by giving written notice thereof



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to Transamerica, TOL, Dennis and Arthur. The Escrow Agent shall continue to serve until its successor, appointed by joint notice of Transamerica, TOL, Dennis and Arthur, accepts appointment as successor escrow agent and receives the Escrow Funds. If a successor escrow agent has not been appointed or has not accepted such appointment thirty days after such notice of a resignation has been given, the Escrow Agent may apply, but shall have no obligation to do so, to a court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief. The terms and conditions of this Escrow Agreement will remain unimpaired by resignation of the Escrow Agent or the appointment of a successor escrow agent. Following the appointment of a successor escrow agent, such person shall for all intents and purposes of this Escrow Agreement be the "Escrow Agent" hereunder. The Escrow Agent's resignation shall take effect upon delivery of the Escrow Accounts to a successor escrow agent and the Escrow Agent shall thereupon be discharged from all obligations under this Escrow Agreement, and shall have no further duties or responsibilities in connection herewith. The obligations of TOL, Subcorp, Transamerica, Dennis and Arthur to the Escrow Agent and the rights of the Escrow Agent under Sections 13 and 15 hereof shall survive termination of this Escrow Agreement or the resignation or removal of the Escrow Agent. In the event that the Escrow Agent submits a notice of resignation, its only duty, until a successor Escrow Agent shall have been appointed and shall have accepted such appointment, shall be to hold, invest and dispose of the Escrow Accounts in accordance with this Escrow Agreement, but without regard to any notices, requests, instructions, demands or the like received by it from the other parties hereto after such notice shall have been given, unless the same is a direction that the Escrow Funds be paid or delivered in their entirety out of the Escrow Accounts.

                  14. Liability of Escrow Agent. The Escrow Agent assumes no responsibility or liability to Transamerica, TOL, Arthur, Dennis or any other persons, other than to deal with the Escrow Funds held and received by it pursuant to the terms of this Escrow Agreement. The Escrow Agent shall not be liable for anything which it may do or refrain from doing in connection herewith, except for actions or omissions to act that constitute gross negligence or willful misconduct. Transamerica, Arthur and Dennis agree to indemnify and hold the Escrow Agent harmless jointly and severally for all claims, liability, loss and expense (including reasonable out-of-pocket and incidental legal fees of outside counsel and related expenses) with respect to anything done or not done by it in good faith in connection with any and all of the transactions contemplated by this Escrow Agreement and in accordance with the terms hereof (provided that such actions or inactions do not evidence gross


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negligence or willful misconduct on the part of the Escrow Agent).

                  15. Responsibilities and Rights of the Escrow Agent. (a) The Escrow Agent undertakes to perform only such duties as are expressly set forth herein. Without limiting the generality of the foregoing, the Escrow Agent shall have no duty or responsibility as regards any: (i) security as to which a default in the payment of principal or interest has occurred, to give notice of default, make demand for payment or take any other action with respect to such default; and (ii) loss occasioned by delay in the actual receipt of notice of any payment, redemption or other transaction regarding any item in the Escrow Accounts as to which it is authorized to take action hereunder. The Escrow Agent may consult with counsel and shall be fully protected with respect to any action taken in good faith in accordance with such advice.

                  (b) The Escrow Agent is hereby authorized to comply with any judicial order or legal process which stays, enjoins, directs or otherwise affects the transfer or delivery of the Escrow Accounts or any party hereto and shall incur no liability for any delay or loss which may occur as a result of such compliance.

                  (c) The Escrow Agent shall have no duty or responsibility with regard to any loss resulting from the investment, reinvestment, sale or liquidation of the Escrow Accounts in accordance with the terms of this Escrow Agreement.

                  (d) The Escrow Agent is authorized to register securities in the name of its nominee or nominees or, where securities are eligible for deposit in a central depository, such as The Depository Trust Company, the Federal Reserve Bank of New York or the Participants Trust Company, the Escrow Agent may utilize any such depository and permit the registration of registered securities in the name of its nominee or nominees, and Transamerica, Arthur and Dennis shall hold the Escrow Agent and such nominees harmless from any liability as holders of record. The Escrow Agent may return or deliver securities of the same class and denomination as those deposited with it hereunder or otherwise received by it for the Escrow Accounts, and the Escrow Agent need not retain the particular certificates so deposited or received.

                  (e) Except as otherwise expressly provided herein, the Escrow Agent is authorized to execute instructions and take other actions pursuant to this Escrow Agreement in accordance with its customary processing practices of similar customers and, in accordance with such practices the Escrow Agent may






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retain agents, including its own subsidiaries or affiliates, to perform certain of such functions. The Escrow Agent shall have no liability under this Escrow Agreement for any loss or expense other than those occasioned by the Escrow Agent's gross negligence or willful misconduct, and, in any event, its liability shall be limited to direct damages and shall not include any special or consequential damages. All collection and receipt of funds or securities and all payment and delivery of funds or securities under this Escrow Agreement shall be made by the Escrow Agent as agent, at the risk of the other parties hereto with respect to their actions or omissions and those of any person other than the Escrow Agent. In no event shall the Escrow Agent be responsible or liable for any loss due to forces beyond its control, including, but not limited to, acts of God, flood, fire, nuclear fusion, fission or radiation, war (declared or undeclared), terrorism, insurrection, revolution, riot, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like which restrict or prohibit the providing of the services contemplated by this Escrow Agreement, inability to obtain equipment or communications facilities, or the failure of equipment or interruption of communications facilities, and other causes whether or not of the same class or kind as specifically named above. In the event that the Escrow Agent is unable substantially to perform for any of the reasons described in the immediately preceding sentence, it shall so notify the other parties hereto as soon as reasonably practicable.

                  (f) The Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, certificate, receipt, authorization, power of attorney, or other paper or document that the Escrow Agent in good faith reasonably believes to be genuine and what it purports to be. The Escrow Agent is not a party to, and (except for the terms of the Merger Agreement) is not bound by or charged with notice of any agreement out of which this Escrow Agreement may arise or any other agreement among Transamerica, Subcorp, TOL, Arthur or Dennis. Where directions or instructions for more than one of the undersigned are required, such directions or instructions may be given by separate instructions of similar tenor. Any of the undersigned may act hereunder through an agent or attorney-in-fact, provided satisfactory written evidence of authority is first furnished to the Escrow Agent.

                  16. Dispute Resolution. In the event of any disagreement between any of the parties to this Escrow Agreement, or between them or any of them and any other person, resulting in adverse claims or demands being made in connection with the subject matter of the escrow, or in the event that the Escrow

Agent, reasonably and in good faith, shall be in doubt as to what action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any action hereunder so long as such disagreement continues or such doubt exists, and in any such event, the Escrow Agent shall not be liable in any way or to any person for its failure or refusal to act, and the Escrow Agent shall be entitled to continue so to refrain from acting until (a) the rights of all parties shall have been fully and finally adjudicated by a court of competent jurisdiction, or (b) all differences shall have been adjusted and all doubt resolved by agreement among all of the interested persons, and the Escrow Agent shall have been notified thereof in writing signed by all such persons; provided, however, that the Escrow Agent shall be under no obligation to commence or defend such proceedings. The rights of the Escrow Agent under this paragraph are cumulative of all other rights which it may have by law or otherwise.

                  17. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or dispatched by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      if to Transamerica or Subcorp:

                           Transamerica Corporation
                           600 Montgomery Street
                           San Francisco, California  94111
                           Attention:  Richard H. Fearon
                           Telecopy No.:  (415) 983-4165

                           with a copies to

                           Transamerica Leasing Inc.
                           100 Manhattanville Road
                           Purchase, New York  10577
                           Attention: Dennis J. Kenny, Esq.
                           Telecopy No.:  (914) 697-2526

                           and

                           Daniel A. Neff
                           Wachtell, Lipton, Rosen & Katz
                           51 West 52nd Street
                           New York, New York  10019
                           Telecopy No.:  (212) 403-2000

                  (b)      if to TOL:

                           Trans Ocean Ltd.
                           851 Traeger Avenue
                           San Bruno, California 94066
                           Attention:  Marvin D. Dennis
                           Telecopy No.:  (415) 873-6764

                           with a copy to

                           James C. Gaither
                           Cooley Godward Castro Huddleson & Tatum
                           One Maritime Plaza
                           20th Floor
                           San Francisco, California  94111
                           Telecopy No.:  (415) 951-3699

                  (c)      if to Arthur:

                           Greer M. Arthur
                           352 Atherton Avenue
                           Atherton, California  94025

                           with a copy to

                           James C. Gaither
                           Cooley Godward Castro Huddleson & Tatum
                           One Maritime Plaza
                           20th Floor
                           San Francisco, California  94111
                           Telecopy No.:  (415) 951-3699

                  (d)      if to Dennis:

                           c/o Marvin D. Dennis
                           372 Poett Road
                           Hillsborough, California  94010

                           with a copy to

                           James C. Gaither
                           Cooley Godward Castro Huddleson & Tatum
                           One Maritime Plaza
                           20th Floor
                           San Francisco, California  94111
                           Telecopy No.:  (415) 951-3699

                  (e)      if to the Escrow Agent:


                           Attention:
                           Telecopy No.:

                  18. Counterparts. This Escrow Agreement may be executed in counterparts, which together shall constitute one and the same Escrow Agreement. The parties may execute more than one copy of the Escrow Agreement, each of which shall constitute an original.

                  19. Entire Agreement. This Escrow Agreement, including all exhibits and schedules hereto, constitutes the entire agreement among the parties and supersede all prior agreements and understandings, agreements or representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof.

                  20. Governing Law. This Escrow Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law.

                  21. Assignment. Neither this Escrow Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Escrow Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                  22. Amendment and Modification. This Escrow Agreement may be amended, modified or supplemented only by written agreement of the parties hereto.

                  IN WITNESS WHEREOF, this Escrow Agreement has been signed by or on behalf of each of the parties hereto as of the day first above written.

                         TRANSAMERICA CORPORATION

                         By:
                         ----------------------------------------------

                         CITATION SUB CORP.

                         By:
                         ----------------------------------------------

                         TRANS OCEAN LTD.

                         By:
                         ----------------------------------------------
                         Greer M. Arthur


                         ----------------------------------------------
                         Marvin D. Dennis, in his individual capacity


                         ----------------------------------------------
                         Marvin D. Dennis, as trustee of The Dennis
                           Family Living Trust


                         ----------------------------------------------
                         Nancy A. Dennis, as trustee of The Dennis
                           Family Living Trust

                          [ESCROW AGENT]


                         By: __________________________________________
                             Name:
                             Title: